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EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

      Section 11(a) of the Securities Act of 1933 provides that in case any part of a registration statement, when such part became effective, contained an untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, an accountant who has with his consent been named as having certified any part of the registration statement, or as having prepared any report which is used in connection with the registration statement.

      On April 17, 2002, we dismissed Arthur Andersen LLP ("Arthur Andersen") as our independent auditors. After reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference of Arthur Andersen's audit report with respect to our financial statements as of June 29, 2001 and for the years ended June 29, 2001 and June 30, 2000 into our registration statements on Forms S-3 No. 333-58852 relating to common stock of Avnet, Inc. ("Avnet") issuable upon exercise of options and warrants originally granted by Kent Electronics Corporation, No. 333-39530 relating to shelf offerings of securities of Avnet on a delayed or continuous basis under Rule 415, No. 333-94957 relating to the resale of common stock of Avnet issued in connection with the acquisition of Eurotronics B.V., and No. 333-36970 relating to common stock of Avnet issuable upon exercise of options and warrants originally granted by Savoir Technology Group, Inc.; and Forms S-8 No. 2-96800, No. 33-29475, No. 33-43855, No. 033-64765, No. 333-17271, No. 333-45735, No.
333-55806, No. 333-00129, No. 333-84671, No. 333-45267 and No. 333-89297
relating to common stock of Avnet issuable under the 1984, 1988, 1990, 1995, 1996, 1997 and 1999 Stock Option Plans, the 1994 Avnet Incentive Stock Program, the Avnet Employee Stock Purchase Plan, the Avnet Deferred Compensation Plan and the Marshall Industries Stock Option Plans, respectively. Such audit report is included in this Form 10-K.

      Under these circumstances, Rule 437a under the Securities Act of 1933 permits Avnet to file this Form 10-K, which is incorporated by reference into the above listed registration statements, without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.